Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Return Optimization Securities linked to Brent Crude Oil Futures Contracts due July 3, 2014	$1,825,500.00	$249.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)

UBS AG $1,825,500 Return Optimization Securities

Linked to Brent Crude Oil Futures Contracts due July 3, 2014

Investment Description

UBS AG Return Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the applicable nearby month Brent Crude Oil futures contracts (the “underlying asset”) as traded on IntercontinentalExchange’s ICE Futures Europe (“ICE”). If the asset return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 2.0 times the asset return, up to the maximum gain of 22%. If the asset return is zero, UBS will repay the full principal amount at maturity. However, if the asset return is negative, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative asset return. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive asset return up to the maximum gain. If the asset return is negative, investors will be exposed to the negative asset return at maturity.

❑

Full Downside Market Exposure: If the asset return is negative, investors will be exposed to the negative asset return at maturity resulting in a loss of principal that is proportionate to the underlying asset’s decline from the trade date to the final valuation date. Investors could lose some or all of their initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	May 28, 2013
Settlement Date	May 31, 2013
Final Valuation Date*	June 30, 2014
Maturity Date*	July 3, 2014

*	Subject to postponement in the event of a market disruption event and as described under “Market Disruption Events” on page 14 of this pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY. THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING ASSET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-8 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to Return Optimization Securities linked to the performance of Brent Crude Oil futures contracts. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Asset	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Initial Price	CUSIP	ISIN
ICE-Traded Brent Crude Oil futures contracts	2.00	22%	$12.20	$104.23	90271C569	US90271C5691

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the accompanying product supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the accompanying product supplement, the accompanying currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.20	$9.80
Total	$1,825,500.00	$36,510.00	$1,788,990.00

UBS Financial Services Inc.	UBS Investment Bank
Pricing Supplement dated May 28, 2013

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and a currency and commodity supplement for the various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and commodity supplement dated January 11, 2012

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refer to the Return Optimization Securities that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that has the same downside market risk as an investment in the underlying asset.

♦

You believe the settlement price of the underlying asset will appreciate over the term of the Securities and that the appreciation is unlikely to equal or exceed an amount equal to the maximum gain of 22%.

♦

You understand and accept that your participation in any appreciation in the price of the underlying asset is limited to the maximum gain and you are willing to invest in the Securities based on the maximum gain of 22%.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the settlement price of the underlying asset.

♦	You do not seek current income from your investment.

♦	You are willing to hold the Securities to maturity, a term of approximately 13 months, and accept that there may be little or no secondary market for the Securities.

♦	You understand the increased volatility and other risks associated with investments in commodities generally and with the underlying asset specifically.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that has the same downside market risk as an investment in the underlying asset.

♦

You believe that the settlement price of the underlying asset will decline during the term of the Securities and the final price is likely to close below the initial price on the final valuation date, or you believe the price of the underlying asset will appreciate over the term of the Securities and that the appreciation is likely to equal or exceed an amount equal to the maximum gain of 22%.

♦	You seek an investment that has unlimited return potential without a cap on appreciation of the underlying asset and you are unwilling to invest in the Securities based on the maximum gain of 22%.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the settlement price of the underlying asset.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 13 months, or you seek an investment for which there will be an active secondary market.

♦	You do not understand the increased volatility and other risks associated with investments in commodities generally and with the underlying asset specifically.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-8 of the product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 13 months.
Underlying Asset	The Securities are linked to the official settlement price per barrel of Brent Crude Oil on the IntercontinentalExchange’s ICE Future Europe (“ICE”) of the first nearby month futures contract stated in U.S. dollars, as made public by the ICE (Bloomberg Ticker CO1 <Comdty>), provided that if such date falls within the notice period for delivery of Brent Crude Oil under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract (Bloomberg Ticker: “CO2” <Comdty>) will be used.
Maximum Gain	22%.
Multiplier	2.0
Payment at Maturity (per Security)

If the asset return is positive, UBS will pay you an amount in cash per Security equal to:

$10.00 + [$10.00 × the lesser of:

(2.0 x asset return) and (maximum gain)]

If the asset return is zero, UBS will pay you an amount in cash per Security equal to your principal amount:

$10.00

If the asset return is negative, UBS will pay you an amount per Security that is less than your principal amount, if anything, resulting in a loss on your investment that is equal to the negative asset return:

$10.00 + [$10.00 x asset return]

Asset Return	With respect to the underlying asset, the percentage change from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price
Initial Price	$104.23, which is the settlement price of the underlying asset as quoted on the ICE on the trade date determined with reference to the July 2013 Brent Crude Oil futures contract (Bloomberg Ticker CO1 <Comdty>), which is set to expire in June 2013.
Final Price	The official settlement price per barrel of Brent Crude Oil on the ICE on the final valuation date of the first nearby month futures contract, stated in U.S. dollars, as made public by the ICE (Bloomberg Ticker CO1 <Comdty>), provided that if such date falls within the notice period for delivery of Brent Crude Oil under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract (Bloomberg Ticker: “CO2” <Comdty>) will be used. The expected final valuation date would result in the final price being determined by reference to the August 2014 Brent Crude Oil futures contract, which is set to expire in July 2014.
Final Valuation Date	June 30, 2014, unless the calculation agent determines that a market disruption event (as set forth under “Market Disruption Events” on page 14 of this pricing supplement) has occurred or is continuing with respect to the underlying asset on any such day. In the case of a market disruption event, or if the final valuation date is not a business day for the underlying asset, the final valuation date for the underlying asset will be the first following business day on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to the underlying asset. In no event however, will the final valuation date for the underlying asset be postponed by more than 10 business days. See “Market Disruption Events” on page 14 of this pricing supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE SECURITIES DO NOT PAY INTEREST. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF THE ISSUER WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the product supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily pay the full principal amount of the Securities at maturity. If the asset return is negative, you will lose some or all of your initial investment in an amount proportionate to the decline in the settlement price of the underlying asset from the trade date to the final valuation date. Accordingly, you could lose your entire principal amount.

♦

The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than 2.0 times the asset return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum return from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain of 22%. Therefore, you will not benefit from any positive return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying asset.

♦	No interest — You will not receive interest payments on the Securities over the term of the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment. The Securities are not deposit liabilities or other obligations of UBS and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.

♦

The payment formula for the Securities will not take into account all developments in the underlying asset — Changes in the settlement price during the term of the Securities before the final valuation date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the initial price on the trade date and the final price on the final valuation date. No other levels will be taken into account. As a result, the asset return may be less than zero even if the settlement price of the underlying asset has moved favorably at certain times during the term of the Securities before moving to an unfavorable settlement price on the final valuation date.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying asset and will depend on whether, and the extent to which, the asset return is positive. The settlement price for the underlying asset is the result of the supply of, and the demand for, such underlying asset. Changes in the settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying asset and the merits of an investment linked to it.

♦

The Securities are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Securities does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Securities are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Securities” below. In addition, the proceeds to be received by UBS from the sale of the Securities will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore an investment in the Securities thus does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

♦

Changes in law or regulation relating to commodity futures contracts may adversely affect the market value of the Securities and the amounts payable on your Securities — Commodity futures contracts such as the underlying asset are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. For example, the United States Congress has enacted legislation that is, among other things, intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. The legislation requires the CFTC to adopt rules on a variety of issues and many provisions of the legislation will not become effective until such rules are adopted.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses, and requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC to adopt rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation. The legislation also requires the CFTC to apply its position limits on physical commodities across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the legislation, and the CFTC’s adoption of rules on position limits, which have been adopted but have not yet become effective, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Securities. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts, including the underlying asset, which could adversely affect the settlement prices of such contracts and, in turn, the market value of the Securities and the amounts payable on the Securities at maturity.

♦

The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Securities may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.

♦

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the issue price to public, since the issue price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

♦

The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the underlying asset settlement price on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

♦	the expected volatility of the settlement price of Brent Crude Oil, and of the settlement prices of exchange-traded futures contracts for the purchase or delivery of Brent Crude Oil;

♦	delivery of Brent Crude Oil;

♦	the time to maturity of the Securities;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	global supply and demand for Brent Crude Oil, and supply and demand for exchange-traded futures contracts for the purchase or delivery of Brent Crude Oil;

♦	supply and demand for the Securities; and

♦	the creditworthiness of UBS.

♦

The historical performance of the settlement price of the underlying asset should not be taken as an indication of the future performance of the settlement price of the underlying asset during the term of the Securities — It is impossible to predict whether the settlement price of the underlying asset will rise or fall. The settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors.

♦

The Securities offer exposure to futures contracts and not direct exposure to physical commodities — The Securities will reflect a return based on the performance of the relevant nearby ICE-traded Brent Crude Oil futures contract and do not provide exposure to Brent Crude Oil settlement prices. The settlement price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the settlement price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the settlement price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The settlement price movement of a futures contract is typically correlated with the movements of the settlement price of the reference commodity, but the correlation is generally imperfect and settlement price moves in the commodity market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that reflects the return on the physical commodity.

♦

Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced greater volatility in the past few years. Furthermore, the prices of commodities may be highly cyclical and are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the Securities to be more volatile than the values of such traditional securities. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying asset and, as a result, the market value of the Securities, and any payments you may receive in respect of the Securities.

Moreover, the prices of many commodities, particularly energy and agricultural commodities reached historically high levels in 2009. Since reaching such highs, prices have fallen, and prices have experienced greater volatility since that time. In the case of many commodities, recent prices have also risen substantially, although they have not reached their historically high levels. There is no assurance that prices will again reach their historically high levels or that volatility will subside. It is possible that lower prices, or increased volatility, will adversely affect the performance of underlying asset and, as a result, the market value of the Securities.

♦

Changes in supply and demand in the market for Brent Crude Oil futures contracts may adversely affect the value of the Securities — The Securities are linked to the performance of futures contracts on the underlying physical commodity Brent Crude Oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the settlement price of the underlying asset is scheduled to be determined by reference to the futures contract in respect of the first nearby month, the value of the Securities may be less than would otherwise be the case if the settlement price of the underlying asset had been scheduled to be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

♦

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Securities — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the underlying asset, and therefore, the value of the Securities.

♦

The Securities may be subject to certain risks specific to Brent Crude Oil as a commodity — Brent Crude Oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the prospectus supplement, the Securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

♦	changes in the level of industrial and commercial activity with high levels of energy demand;

♦	disruptions in the supply chain or in the production or supply of other energy sources;

♦	price changes in alternative sources of energy;

♦	adjustments to inventory;

♦	variations in production and shipping costs;

♦	costs associated with regulatory compliance, including environmental regulations; and

♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the settlement price of the underlying asset, and the market value of the Securities linked to the underlying asset, may offset or enhance the effect of another factor.

♦

Futures contracts on Brent Crude Oil are the benchmark crude oil contracts in European markets — Because futures contracts on Brent Crude Oil are the benchmark crude oil contracts in European markets, the underlying asset will be affected by global economic conditions. A decline in economic activity in Europe, or globally, could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the underlying asset and, therefore, the Securities.

♦

The calculation agent can postpone the determination of the final price and the maturity date, if a market disruption event occurs on the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such an acceleration or postponement occurs, then the calculation agent will instead use the relevant settlement price of the underlying asset on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Securities be postponed by more than 10 business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the level of the underlying asset is not available on the last possible day that qualifies as the final valuation date, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the level of the underlying asset that would have prevailed in the absence of the market disruption event or such other reason. See “Market Disruption Event” on page 14 of this pricing supplement.

♦

Owning the Securities is not the same as owning the underlying asset — The return on your Securities may not reflect the return you would realize if you actually purchased a futures contract on Brent Crude Oil.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the settlement price of the underlying asset will rise or fall. There can be no assurance that the underlying asset final price will rise above the initial price. The final price will be influenced by complex and interrelated political, economic, financial and other factors. You should be willing to accept the risks of losing a significant portion or all of your initial investment.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the settlement price of the underlying asset and the expected settlement price volatility of the underlying asset; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

♦

There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC, will, among other things, decide the amount paid out to you on the Security offering at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying asset has occurred or is continuing on a day when the calculation agent will determine the final price for the underlying asset. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Security offering and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

♦

The business activities of UBS or its affiliates may create conflicts of interest — UBS and its affiliates may engage in business related to the underlying asset that are not for the account of holders of the Securities or on their behalf. These trading activities might present a conflict between the holders’ interest in the Securities and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the underlying asset or the value of the Securities.

♦

You must rely on your own evaluation of the merits of an investment linked to the underlying asset — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the underlying asset. These views are sometimes communicated to clients who participate in commodities markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in commodities market may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in commodities markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the commodities markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future settlement prices of the underlying asset.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.20 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 10.

You are urged to review “Risk Factors” in the product supplement for a general description of the risks related to an investment in the Securities.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities in different hypothetical scenarios, with the following assumptions (amounts have been rounded for ease of analysis):

Investment Term:	Approximately 13 months
Initial Price:	$104.23
Multiplier:	2.0
Maximum Gain:	22%
Range of Settlement Price Performance:	100% to -100%

Hypothetical Final Price	Hypothetical Asset Return	Payment at Maturity per Security	Total Return of Security at Maturity
208.46	100.00%	$12.20	22.00%
156.35	50.00%	$12.20	22.00%
145.92	40.00%	$12.20	22.00%
135.50	30.00%	$12.20	22.00%
127.16	22.00%	$12.20	22.00%
115.70	11.00%	$12.20	22.00%
114.65	10.00%	$12.00	20.00%
109.44	5.00%	$11.00	10.00%
104.23	0.00%	$10.00	0.00%
99.02	-5.00%	$9.50	-5.00%
93.81	-10.00%	$9.00	-10.00%
83.38	-20.00%	$8.00	-20.00%
72.96	-30.00%	$7.00	-30.00%
62.54	-40.00%	$6.00	-40.00%
52.12	-50.00%	$5.00	-50.00%
41.69	-60.00%	$4.00	-60.00%
31.27	-70.00%	$3.00	-70.00%
20.85	-80.00%	$2.00	-80.00%
10.42	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — On the Final Valuation Date, the final price is 5% above the initial price. Since the asset return is 5%, you will receive 2.0-times the asset return, or a 10.00% total return, and the payment at maturity per $10 Security will be calculated as follows:

$10 + ($10 × 2 × 5%) = $11.00

Example 2 — On the Final Valuation Date, the final price is 30% above the initial price. Since the asset return is 30% and multiplying the asset return by the Multiplier of 2.0 would result in a return that exceeds the 22% Maximum Gain, you will receive the Maximum Gain, or a 22% total return, and the payment at maturity per $10 Security will be calculated as follows:

$10 + ($10 × 22%) = $12.20

Example 3 — On the Final Valuation Date, the final price is 20% below the initial price. Since the asset return is -20%, your investment will be fully exposed to the decline in the price of the underlying asset and the payment at maturity per $10 Security will be calculated as follows:

$10 + ($10 × -20%) = $8.00

Accordingly, if the final price is below the initial price, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative asset return. You may lose up to 100% of your principal.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations — Non-Currency Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-49 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying asset. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities and such gain or loss would be treated as long-term if you have held the Securities for more than one year at the time of sale or maturity.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-50 of the product supplement.

The Internal Revenue Service, for example, might assert that Section 1256 of the Internal Revenue Code should apply to your Securities or that gain on the Securities should be treated at the special tax rate applied to collectibles.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-28 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on as annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Description of the Underlying Asset

In this pricing supplement, when we refer to the settlement price of the underlying asset, we mean the official U.S. dollar settlement price of Brent Crude Oil (expressed in dollars per barrel) for the relevant first nearby ICE Brent Crude Futures Contract, quoted by ICE Futures Europe and displayed on Bloomberg under the symbol “CO1” <Cmdty>, provided that if such date falls within the notice period for delivery of Brent Crude Oil under such futures contract or on the last trading day of such futures contract, then the second nearby month futures contract (Bloomberg Ticker: “CO2” <Comdty>) will be used.

Brent Crude is the biggest of the many major classifications of crude oil consisting of Brent Crude, Brent Sweet Light Crude, Oseberg, Ekofisk, and Forties. Sourced in the North Sea and typically refined in Northwest Europe, Brent Crude Oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970’s. Oil production from Europe, Africa and the Middle East flowing West tends to be priced relative to Brent Crude. A maximum of 72 consecutive contract months will be listed at any one time. The futures contracts are a dollar denominated, deliverable contract of 1,000 barrels, which is equal to 42,000 U.S. gallons, based on EFP delivery with an option to cash settle.

The ICE Brent Crude Futures Contract is listed on ICE Futures Europe. Additional information about the ICE Brent Crude Futures Contract is available at the following website: https://www.theice.com/productguide/ProductDetails.shtml?specId=219.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following graph shows the performance of the underlying asset at the end of each month in the period from May 28, 2003 through May 28, 2013. As of May 28, 2013, the underlying asset settlement price was obtained as described in “Initial Price” on page 4, without independent verification: the settlement price of the underlying asset was $104.23. The historical performance of the underlying asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of the underlying asset on any given day.

Market Disruption Event

With respect to the underlying asset, the calculation agent will determine the initial price on the trade date and the final price on the final valuation date (each a “determination date”). The date of determination of the initial price or final price may be postponed, if the calculation agent determines that the originally scheduled determination date is not a trading day or a market disruption event has occurred or is continuing on such day with respect to the commodity. If such postponement occurs, the initial price or final price for the underlying asset may be determined by the calculation agent by reference to the settlement price of the underlying asset on the first business day on which no market disruption event has occurred or is continuing, as determined by the calculation agent. In no event, however, will a determination date be postponed by more than ten business days.

If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the determination date. In such event, the calculation agent will make an estimate of the settlement price that would have prevailed in the absence of the market disruption event, and such estimate shall constitute the initial price or the final price, as applicable.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the final valuation date and the maturity date as it deems appropriate.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying asset, the calculation agent may waive its right to postpone the determination date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the settlement price of the underlying asset.

Any of the following will be a market disruption event, as determined by the calculation agent:

♦

the failure of Bloomberg to announce or publish the settlement price for the underlying asset, or the temporary or permanent discontinuance or unavailability of Bloomberg as a price source for such purpose;

♦	the official settlement price is not published for the underlying asset;

♦

a material suspension, absence or limitation of trading in the underlying asset on its relevant exchange, or in option contracts relating to the underlying asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);

♦

such underlying asset or option contracts relating to the underlying asset do not trade on what was, on the trade date, the relevant exchange for the underlying asset or the related exchange for those options;

♦

the relevant exchange for the underlying asset or the related exchange or quotation system, if any, for option contracts relating to the underlying asset fails to open for trading during its regular trading session;

♦

the permanent discontinuation or disappearance of trading in the underlying asset or option contracts relating to the underlying asset or the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying asset or the option contracts relating to the underlying asset;

♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant settlement official price of the underlying asset;

♦	the occurrence since the trade date of a material change in the content, composition or constitution of the underlying asset;

♦

any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying asset on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or

♦

any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to that offering of the Securities.

The following events will not be market disruption events:

♦

a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

♦	a decision to permanently discontinue trading in the option contracts relating to the underlying asset.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying asset, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying asset or option contracts related to the underlying asset, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,

♦	an imbalance of orders, or

♦	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying asset, the ICE or any successor thereto, with respect to any successor commodity (as defined under “Discontinuation of Trading of the Underlying Asset on Its Relevant Exchange; Alternative Method of Calculation” on page 15 of this pricing supplement), the primary exchange or market of trading related to such successor commodity, as determined by the calculation agent.

For the purposes of this offering, the trade date, and therefore the determination of the initial price, has not been postponed. The initial price is specified under “Final Terms” on page 4 of this pricing supplement.

Discontinuation of Trading of the Underlying Asset on Its Relevant Exchange; Alternative Method of Calculation

If the relevant exchange of the underlying asset discontinues trading in such underlying asset, the calculation agent may replace the underlying asset with another commodity futures contract, the price of which is quoted on such relevant exchange or any other exchange, that the calculation agent determines to be comparable to the discontinued underlying asset (such replacement commodity futures contract will be referred to herein as a “successor commodity”), then the final price will be determined by reference to the official settlement price of such successor commodity at the close of trading on such relevant exchange for such successor commodity on the final valuation date as determined by the calculation agent.

Upon any selection by the calculation agent of a successor commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Securities.

If the relevant exchange discontinues trading in the underlying asset or the physical delivery of the physical commodity underlying the underlying asset (an “underlying commodity”) prior to, and such discontinuation is continuing on, the final valuation date and the calculation agent determines that no successor commodity is available at such time, or the calculation agent has previously selected a successor commodity and trading in such successor commodity or the physical delivery of the underlying commodity for such successor commodity is discontinued prior to, and such discontinuation is continuing on, the final valuation date, then the calculation agent will determine the settlement price or the final price for the underlying asset or successor commodity, as applicable; provided that, if the calculation agent determines that no successor commodity exists for the discontinued underlying asset, the settlement price or the final price, as applicable, for the underlying asset will be the settlement price that the calculation agent determines to be fair and commercially reasonable under the circumstances on the date following the final valuation date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying asset may adversely affect the value of the Securities.

If at any time the method of calculating the settlement price of the underlying asset or successor commodity, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that such settlement price does not, in the opinion of the calculation agent, fairly represent the value of the underlying asset or successor commodity, as applicable, the calculation agent will, at the close of business in New York City on the final valuation date for the underlying asset or successor commodity, as applicable, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying asset or successor commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.